Exhibit 8.1

List of Principal Subsidiaries and Consolidated Affiliated Entities of JOYY Inc.

Subsidiaries	Name in Chinese	Place of Incorporation
Duowan Entertainment Corporation	N/A	BVI
NeoTasks Inc.	N/A	Cayman Islands
NeoTasks Limited	N/A	Hong Kong
Huanju Shidai Technology (Beijing) Co., Ltd.	欢聚时代科技(北京)有限公司	PRC
Guangzhou Huanju Shidai Information Technology Co., Ltd.	广州欢聚时代信息科技有限公司	PRC
Engage Capital Partners I, L.P.	N/A	Cayman Islands
Bigo Inc	N/A	Cayman Islands
Beyond Precision Limited	N/A	Cayman Islands
Bigo Technology Pte. Ltd.	N/A	Singapore
Bigo (Hong Kong) Limited	N/A	Hong Kong
Guangzhou BaiGuoYuan Information Technology Co., Ltd.	广州市百果园信息技术有限公司	PRC
Bigo Internet Information Pte. Ltd.	N/A	Singapore
Guangzhou Wangxing Information Technology Co., Ltd.	广州市网星信息技术有限公司	PRC
Bigo Technology (UK) Limited	N/A	United Kingdom
Singularity IM, Inc.	N/A	Delaware
PageBites, Inc.	N/A	Delaware
Funstage Technology Ltd	N/A	BVI
Topstage Technology Ltd	N/A	BVI
Runderfo Inc.*	N/A	Cayman Islands
Goldenage Technology Investment Group Limited*	N/A	Hong Kong
Guangzhou Xiling Technology Co., Ltd.*	广州熙凌科技有限公司	PRC
Guangzhou Fanggui Information Technology Co., Ltd.*	广州方硅信息技术有限公司	PRC

Consolidated Affiliated Entities and their Subsidiaries	Name in Chinese	Place of Incorporation
Beijing Tuda Science and Technology Co., Ltd.	北京途达科技有限责任公司	PRC
Guangzhou Huaduo Network Technology Co., Ltd.	广州华多网络科技有限公司	PRC
Guangzhou Shangying Network Technology Co., Ltd.	广州市尚颖网络科技有限公司	PRC
Guangzhou Fangu Network Technology Partnership (LP)	广州市梵谷网络科技合伙企业(有限合伙)	PRC
Guangzhou Wanyin Network Technology Partnership (LP)	广州市万引网络科技合伙企业(有限合伙)	PRC
Guangzhou Qianxun Network Technology Co., Ltd.	广州市千旬网络科技有限公司	PRC
Guangzhou BaiGuoYuan Network Technology Co., Ltd.	广州市百果园网络科技有限公司	PRC
Chengdu Yunbu Network Technology Co., Ltd.	成都市云布网络科技有限公司	PRC
Chengdu Luota Network Technology Co., Ltd.	成都市洛塔网络科技有限公司	PRC
Chengdu Jiyue Network Technology Co., Ltd.	成都市际月网络科技有限公司	PRC
Guangzhou Xuancheng Network Technology Co., Ltd.	广州市炫橙网络科技有限公司	PRC
Guangzhou Yueyi Network Technology Partnership(LP)	广州市悦翼网络科技合伙企业(有限合伙)	PRC
Guangzhou Xuanyi Network Technology Partnership(LP)	广州市炫翼网络科技合伙企业(有限合伙)	PRC
Guangzhou Ruicheng Network Technology Co., Ltd.	广州市锐橙网络科技有限公司	PRC

Guangzhou Tuyue Network Technology Co., Ltd.	广州途越网络科技有限公司	PRC
Guangzhou Huanju Electronic Commerce Co., Ltd.	广州欢聚电子商务有限公司	PRC
Shanghai Yilian Equity Investment Partnership (LP)	上海亦联股权投资合伙企业(有限合伙)	PRC
Guangzhou Yilian Yixing Equity Investment Partnership (LP)	广州亦联益兴股权投资合伙企业(有限合伙)	PRC
Guangzhou Yiling Network Technology Co., Ltd.*	广州奕凌网络科技有限公司	PRC
Guangzhou Jinhong Network Media Co., Ltd.*	广州津虹网络传媒有限公司	PRC

*On November 16, 2020, we entered into definitive agreements with Baidu, Inc., or Baidu, and made certain amendments to the share purchase agreement on February 7, 2021, pursuant to which Baidu agreed to acquire our PRC video-based entertainment live streaming business, or YY Live, including the YY mobile app, YY.com website, and PC YY, among others, for an aggregate purchase price of approximately US$3.6 billion in cash, subject to certain adjustments. The acquisition has been substantially completed, with certain customary matters remaining to be completed in the near future.